CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2012 RESULTS

Norton, Massachusetts, March 18, 2013. CPS Technologies Corporation (OTCBB:CPSH) today announced revenues of $4.1 million and a net loss of $84 thousand for the Fourth Quarter ended December 29, 2012. These results are approximately flat with those of the Fourth Quarter ended December 31, 2011 when the Company generated revenues of $4.2 million and incurred a net loss of $103 thousand.

Revenues for the year ended December 29, 2012 totaled $14.1 million compared with $19.8 million for the year ended December 31, 2011. The net loss for the year was $1.5 million versus a net loss of $46 thousand for the year ended December 31, 2011.

Mr. Bennett, CEO, said, “2012 was a very challenging year for us as we encountered the perfect storm of weak global demand, a slower than anticipated ramp up of hybrid and electric vehicles and the residue of a train crash in China which adversely affected our traction business. As previously stated, we viewed these conditions as temporary and expected to see a turnaround during the last half of the year. Although it took longer than expected and the global economic climate remains weak, we are pleased that we indeed did realize a significant improvement in our business in the Fourth Quarter. Our Fourth Quarter revenues were up 50% versus the Third Quarter, fueled by increases in our traction business. The increased margin on this business narrowed our operating loss to the lowest of any quarter this year. We also were able to operate at cash breakeven during the Fourth Quarter. Our net cash (cash, less bank borrowings) remained flat as the increase in receivables, resulting from higher revenues, was more than offset by a reduction in our inventories.”

“Given weak demand, our factory operated on a four-days- a-week basis throughout much of 2012. We are pleased that as of last month the factory is back to a five-days-a week, three-shifts a-day operation,” said Bennett.

Mr. Bennett continued, “In the Fourth Quarter, in addition to the rebound in our traction business, we saw an increase in the demand for our components used in hybrid and electric vehicles. This increase is the ramp we expected earlier in the year. We continue to explore opportunities for geographic expansion, especially in Japan. Finally, we continue to believe that we have substantial long-term growth opportunities in armor and military markets, despite the near term uncertainties caused by sequestration.”

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2012 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Audited)

	----Quarter Ended----		----Year Ended----
	Dec. 29,	Dec. 31,	Dec. 29,	Dec. 31,
	2012	2011	2012	2011
	-----------	-----------	-----------	-----------

Total Revenues	$4,124,488	$4,224,007	$14,051,710	$19,807,152
Cost of Sales	3,791,583	3,975,559	13,795,773	16,851,237
	-----------	-----------	-----------	-----------
Gross Margin	332,905	248,448	255,937	2,955,915
Operating Expenses	760,299	712,357	3,055,077	3,291,745
	-----------	-----------	-----------	-----------
Operating income (loss)	(427,394)	(463,909)	(2,799,140)	(335,830)
Interest expense, net	(12,330)	(6,407)	(28,588)	(32,671)
	-----------	-----------	-----------	-----------
Income (loss) before income taxes	(439,724)	(470,316)	(2,827,728)	(368,501)
Income tax expense (benefit)	(355,700)	(367,666)	(1,305,700)	(322,766)
	-----------	-----------	-----------	-----------
Net income (loss)	(84,024)	(102,650)	(1,522,028)	(45,735)
	========	========	=========	=========
Net income (loss) per diluted share	($0.01)	($0.01)	($0.12)	$0.00
Shares outstanding, diluted	12,871,671	12,865,659	12,869,618	12,765,774

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Audited)

	Dec. 29,	Dec. 31,
	2012	2011
	-----------	-----------

Assets

Current assets:
Cash and cash equivalents	$306,854	$1,142,429
Accounts receivable, net	2,876,149	3,112,960
Inventories	2,457,315	3,138,617
Prepaid expenses	140,723	152,444
Deferred taxes, current	354,825	287,056
	-------------	-------------
Total current assets	6,135,866	7,833,506

Property and equipment, net	1,781,220	2,307,045
Deferred taxes, non-current	2,432,148	1,193,761
	-------------	-------------
Total assets	$10,349,234	$11,334,312
	=========	=========

Liabilities and Equity

Current liabilities:
Accounts payable	$1,179,313	$1,463,997
Accrued expenses	938,043	660,031
Line of Credit	500,000
Capital leases, current	123,366	208,504
	-------------	-------------
Total current liabilities	2,740,722	2,332,532

Capital leases, non-current	76,372	199,738
	-------------	-------------
Total liabilities	2,817,094	2,532,270

Stockholders' equity	7,532,140	8,802,042
	-------------	-------------
Total liabilities and stockholders' equity	$10,349,234	$11,334,312
	=========	=========